                                                                    EXHIBIT 10.1
                                                                    ------------

                     TERMS OF EMPLOYMENT -- JOSH T. BARNES

SUMMA INDUSTRIES, effective upon the consummation of the merger of Charlevoix The Beautiful, Inc. with LexaLite, reconfirms Josh T. Barnes as a continuing non-contractual "employment-at-will of LexaLite". LexaLite retains its right to terminate such employment at any time and Mr. Barnes retains the right to resign at any time. While both parties expect any termination of employment, by either party, to recognize the many years of beneficial association in the manner, notice and terms of such action, both, however, also acknowledge that the other has no obligation to fulfill such expectation, except as stated herein. A separate Covenant Not-To-Compete and certain benefits, later addressed, do survive termination of employment.

Mr. Barnes shall serve as Executive Director of LexaLite, in which role he will report to the president of SUMMA INDUSTRIES. In this capacity, Mr. Barnes will perform the following duties: new business conceptualization; new product conceptualization; mentoring to newer design employees; consultation to SUMMA with respect to mergers and acquisition candidates; consultation to SUMMA and its subsidiaries with respect to product development, manufacturing methods and systems; and other such activities as shall from time to time be assigned. Mr. Barnes shall be reimbursed for all costs and expenses necessary to the performance of his duties and shall be provided with suitable transportation. He shall be salaried at sixty thousand dollars ($60,000) per year, subject to annual review. He shall receive fringe benefits in accord with the current fringe benefit program in effect for LexaLite Officers.

Salary and fringes, other than Medical Benefits, shall continue only through the first full month next following termination of employment. Medical benefits (Hospitalization and Supplemental Medical) shall continue for five (5) years after such termination.

An existing Covenant Not-To-Compete shall become effective as of the date of termination and shall be modified to provide for consideration, payable to Mr. Barnes, in the amount of fifteen thousand dollars ($15,000) per quarter, for twenty (20) consecutive quarters.

In addition to a salary, Mr. Barnes shall be paid an incentive bonus based on two (2.0) points for fiscal year 1997 and thereafter. The bonus shall be paid in accord with the then current Incentive Bonus Program and shall continue though the final payment for the first full fiscal year subsequent to termination of employment.

Agreed and Accepted, for himself,    Agreed and Accepted, for SUMMA INDUSTRIES,


--------------------------------    -------------------------------------------
Josh T. Barnes, as an individual    James R. Swartwout, its president


--------------------------------    -------------------------------------------
Date                                Date